UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

(Amendment No.     )

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CME GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following material was distributed by Jim Ginsburg a nominee for Class B-1 director of CME Group on or after March 26, 2010.

Meet Jim Ginsburg
CME Group
Board Candidate
2010

Tuesday, March 30, 2010

6th Floor Boardroom

141 West Jackson

1:15 p.m.

Please stop by to meet Jim and talk to him regarding his candidacy for CME Group Board.

JIM GINSBURG
CME GROUP BOARD CANDIDATE

BRINGING OUTSIDE PERSPECTIVE
INSIDE THE CME.

JAMES S. GINSBURG

Managing Partner

T: 847-374-3865

jginsburg@vernonpark.com

March 26, 2010

Dear CME Group Class B-1 Member:

Please visit my website at www.vernonpark.com for information on my candidacy for your representative on the CME Group Board of Directors.

Enclosed in this letter are two pieces of information relating to my candidacy. The first is a page of quotations from other financial industry participants regarding my background and qualifications. The second is a piece I wrote on the value of the liquidity provided by the membership at CME Group.

Like many of you, I spent most of my career trading at the CME. I am a B-1 member, a shareholder, and a knowledgeable investor in this industry. Also like you, I have watched the downward trend in valuation for the B-1 membership over the last several months and would like to see that trend reversed. If you vote for me, you will be voting for an experienced trader who has developed additional skills and a knowledge base beyond trading that can bring value to the CME, its shareholders and its members.

If you would like to discuss the information in this letter or my candidacy for the board, please feel free to contact me directly at jginsburg@vernonpark.com or 847-374-3865. I also encourage you to visit my website at www.vernonpark.com.

I would very much appreciate your vote and your support in this election.

Sincerely,

/s/ James S. Ginsburg
James S. Ginsburg

* * *

Via E-mail

Dear CME Group Class B-1 Member:

Your CME Group proxy materials were mailed by CME Group on or after March 24, 2010. You may have received them already or you will receive them shortly. Some of you may be receiving the materials electronically. The proxy card (and/or the electronic delivery of the proxy materials) includes the individual control number which will allow you to vote. This email address will take you to the site where you can vote electronically: www.proxyvote.com.

Please visit my website at www.vernonpark.com to learn more about my background and qualifications for CME Group Director. I also encourage you to forward this email on to anyone who might have an interest in this election.

I would very much appreciate your vote and your support in this election.

Best Regards,

Jim Ginsburg

*   *   *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 5, 2010. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.